Exhibit 10.31

Industrial PVF Bonus Plans

Plan Descriptions

Section I Plan Overviews

Overview

IPVF has establish key incentive compensation plans to drive the strategic initiatives of the Divisions and to reward key employees for continued contribution to the Group. The plans as outlined in the following sections are summarized as follows:

Section II - Annual Bonus Compensation Plan (Original plan date - 1996) – annual incentive compensation plan established to reward individuals based mainly on EBITA performance and contribution to the Division.

Section III - Additional Incentive Compensation Plan (Original plan date - June 2006) – quarterly plan established for key employees to drive strategic growth initiatives and long term financial results as well as operational excellence. Plan is also EBITA performance based.

Section IV - Credit and Collections Compensation Plan (IPVF version) – quarterly compensation plan to specifically reward key credit and collection personnel to drive cash flow and risk management in accounts receivable.

For all plans outlined above, the following applies:

Eligibility

An employee must be in a bonus eligible position by October 1, current year in order to participate and be eligible for a bonus payment for current year performance. Unless specifically included or excluded by the Group President.

Award Overpayments

In the event an employee receives an overpayment of their award, the employee agrees to return such money to the Company immediately upon learning of the overpayment. A repayment agreement will be signed at the time an overpayment is identified.

Income Tax

Notwithstanding any other provisions of these Plans, the Company will withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal state and local tax or withholding requirements.

Benefit Treatment

All bonus payments are considered compensation for 401(k) purposes; therefore, employee deferral elections and company matching contributions will be applied. No other health and welfare benefit deductions will be made from bonus payments.

Transfers/Promotions/New Hires/Terminations

Transfers

If an employee is transferred in or out of an eligible position, the employee will receive a pro-rated award for the time spent in the position.

Promotions/New Hires

If an employee is promoted or hired into an eligible position, the employee will receive a pro-rated award for the time spent in the position.

Terminations

Employees that terminate employment due to retirement, long-term disability or a reduction-in-force will be eligible for a pro-rated award. Employees that terminate employment with the Division for any other reason during the year will not be eligible for a payment under the Plan.

Calculation of Pro-Rated Awards

Pro-rated awards are calculated by determining the full year’s payment, and then paying the portion the employee is eligible for based on the date of the qualifying personnel action. The amount of such payment is subject to discretionary review by Regional Management and the Group President.

Exceptions to the Plan

In general, no exceptions are made to the bonus plan. If special circumstances arise, an exception request must be made in writing to the Group President for the specific line of business and the Regional Management of the applicable division. Final review and approval, when appropriate, will be given by the Group President.

Appeals

Any appeal or request for correction must be submitted in writing to the Regional Management for the specific line of business and the Business Controller within two weeks of the award payment.

Definitions

Fiscal Year: the fiscal year of the Company. Our fiscal year ends on the last Friday of January each fiscal year.

EBITA Performance: generally, no award shall be made for a person who’s Earnings Before Interest and Tax (EBITA) is less than zero. The EBITA component is subject to interpretation by the Regional Management and the Group President. A positive EBITA does not necessarily indicate a bonus payment is due, but will be considered along with the other parameters set forth above in the final determination of payments.

Strategic Growth Initiatives: Each participant shall be reviewed for their execution or contribution to achieving the Groups long-term strategic growth initiatives as outlined below:

•	Increase size of branch(s) footprint
•	Individual contribution to market share gains
•	Introduce and market new specialty products
•	Reemphasis or marketing efforts under respective brands
•	Focus on export sales and international efforts
•	Increase master distribution efforts
•	Leverage existing customer base with cross segment efforts

Operational Excellence: each participant shall be evaluated on their performance in all operational matters including but not limited to Sarbanes Oxley compliance, invested capital management, and safety concerns.

Leadership Excellence: Select participants shall be reviewed and rewarded on their demonstration of leadership qualities, including but not limited to change management, acceptance of new challenges and roles, motivation and empowerment of employees.

Individual Contribution: All participants will be reviewed and rewarded for their individual contributions above and beyond their normal duties or responsibilities. This is on a case-by-case basis.

Section II Annual Bonus Compensation Plans

Introduction & Purpose

In order to continue to drive growth and operational excellence within the Industrial PVF Group (“IPVF”), it is important to have clearly defined goals and objectives that support and compel individual and organizational success. The IPVF Group recognizes the importance of achieving company success by rewarding short-term performance. The IPVF Group, Annual Field Manager Bonus Plan (“The Plan”) has been developed to provide cash bonus payments upon p & I performance and operational excellence for each fiscal year.

Plan Participation

This plan applies to full-time, salaried exempt Managers, Salespeople, and select individual contributors from all lines of business in the following positions:

❑	Regional Managers
❑	Branch Managers
❑	Regional Sales Manager
❑	Account Managers
❑	Salespeople
❑	Sales Managers
❑	Regional Operations Managers
❑	District Operations Managers
❑	Branch Operations Managers
❑	Branch sales and operational support functions

Effective Date

The Plan is effective from the first day of the fiscal year until the end of the fiscal year, and supersedes all prior bonus programs. Participants in the Field Manager Bonus Plan must be actively employed on the date the award is paid. The Plan will be re-evaluated on a fiscal year basis.

Employee participation on this plan is not exclusive. Select employees can participate in both a bonus plan, other incentive plan and/or a commission plan at the same time.

Plan Design/ Measures, Weightings and Objectives

Performance Measures

Each line of business will be measured on EBITA performance:

The amount of bonus to be paid out shall vary between 5% and 15% of consolidated EBITA for each of the segments (PVF – (Southwest Stainless, Multalloy, J & J), Metals, and Sunbelt, Florida Industrial, and the Admin Group) within the IPVF Division. This will result in a bonus pool, “Pool”, to be allocated by individual based on percent of EBITA. The final payout by individual shall first be determined by Regional Managers then approved by the Group President.

Target Bonus Percentage

The “Target Bonus Percentage” is the percentage of current year EBITA payable to a participant. Due to the cyclical nature of the IPVF business, bonuses may be significantly higher or lower year over year. The amount of consolidated bonus payments shall range from 10.0% to 14.0% of the Groups consolidated EBITA for a given year.

Calculation of Bonus Payments

General Rules

Bonus calculations will be made using current year-end actual results, subject to adjustment at the discretion of the Group President to exclude items that are not operational, and therefore do not reflect the year’s performance against objectives, such as accounting principle changes or acquisitions. Additionally, the actual current year results may be adjusted to account for branch openings/closings and divestitures.

P&L amounts and percentages are not rounded when computing bonuses. In the event a branch or region generates a loss on the year, certain individuals may be eligible for a discretionary payment.

Sample Calculation:

[Sample calculation with respect to a non-executive intentionally omitted.]

Section III Additional Incentive Compensation Plan

Introduction & Purpose: The purpose of Additional Incentive Compensation is primarily to compensate and encourage top talent to drive key growth initiatives and offer a vehicle to attract talent to the IPVF Group. It is believed that this plan sets the Division apart from regional and global competition who are unable to leverage the financial and organizational strength of their respective organizations in such a unique manner

Plan Participation: Will be based on the Group Presidents discretion. Generally, eligibility is limited to professionals who have demonstrated and are designated as critical to the organization. Primarily such individuals will be in Purchasing, Sales, Regional/Branch management and other select individuals. Participants may also be eligible for normal recurring performance based bonuses and commissions as well as other equity awards so designated.

Compensation: Participants will be allowed to participate from a pool of bonus monies based on the IPVF Consolidated Group’s results. Monthly, 2.0% of EBITA will be accrued for such payment. This will be paid over and above the bonus plans currently in place as outlined above, which accrue at rate of between 5%-15% of EBITA Payments will generally be made to participants quarterly or based upon final review and approval by the Group President.

The following are the key individuals participating in Additional Incentive Compensation Plan:

Key Participants	Job Title	Baseline % of 2.0% of EBITA(a)
Mike Stanwood	Group President	10.3%

[Information with respect to non-executives intentionally omitted.]

(a) Baseline % is amount payable by person on the 2% Bonus pool based on participants % of total Annual Bonus Payment as a percent of total Annual Bonus Payments as set forth in Section II. Example, if total Annual bonuses for a given year were $10.0 million payable to all IPVF employees, and the respective employees bonus was $500,000, then the participant would be eligible to receive 5.0% of the Additional Incentive Compensation Plan bonus pool. Final percentages are all subject to the Group Presidents review and approval. The Group Presidents % is based on payout ratio of .8577 of the IPVF EBITA. This equates to approximately 10.3% of total bonuses paid and is the applicable percentage used for the above calculation of Additional Incentive Compensation pay out ratios.

Other Possible Additional Compensation Plan Participants based Group Presidents Discretion

[Information with respect to non-executives intentionally omitted.]

Sample Calculation:

[Sample calculation with respect to a non-executive intentionally omitted.]

Effective Date: Plan is in effect as of June 2006. No amendments have been made to the plan.

Section IV Credit and Collections Bonus Compensation Plan

Introduction

Clearly defined goals and objectives serve as a roadmap for individual and organizational success. IPVF recognizes that the success of the company is dependent on the individual contributions of each employee. The Credit Department Bonus Plan establishes specific goals and objectives, which, if met, enable each employee to share in IPVF’s success.

Effective Date

The bonus payout for each quarter will be paid based upon the current year bonus plan outlined below. This plan will be re-evaluated on a fiscal year basis.

Calculation of Bonus Payments – General Rules

Overview

•

Bonus calculations will be subject to adjustment at the discretion of the Director of Credit & Collections to exclude items that are not operational and therefore do not reflect the year’s performance against objectives, such as accounting principle changes or acquisitions.

•	Business Performance will be calculated and paid annually. Individual Performance will be calculated quarterly and paid quarterly.

•	Individual performance will be paid quarterly and the Business Performance will be based on annual business results and paid on an annual pro-rated basis.

•	Eligible employees must be employed at the time the bonus is paid (i.e. checks sent via mail and/or direct deposited).

•	Additional bonuses may be earned in conjunction with supplemental employee incentive plan(s).

Plan Design / Measures, Weightings and Objectives

The Business Credit Bonus Plan is separated into two separate components:

•	Quarterly Component

•	Annual Component

Quarterly Component:

•	The following two variables are used to evaluate the quarterly bonus component:

¡	Past Due Reduction — each 100 basis point improvement over prior year, prior quarter will result in a bonus increase of 3%

¡	DSO Reduction — each 1/2 day DSO over prior year, prior quarter will result in a bonus increase of 2%

•

The combination of the past due and DSO bonus percentages is multiplied by the quarterly salary earned by the Business Credit employee to calculate the Business Credit employee’s quarterly bonus. This is subject to review and adjustments by the Group Controller and the Group President.

•

There is a 37.5% cap on the quarterly bonus payout that a Business Credit Director can receive. If the Business Credit employee ends up earning more than 37.5% based on the past due and DSO bonus percentages, the total bonus percentage will be adjusted down to the 37.5% cap.

•	Each amount payable is subject to adjustments based on the discretion of the Group Controller and or the Group President.